EXHIBIT 99-1

                                                    Vectren Corporation

                                                    P.O. Box 209

                                                    Evansville, IN 47702-0209

June 6, 2003

FOR IMMEDIATE RELEASE


      Vectren subsidiary reaches agreement with Department of Justice, EPA

Evansville, Indiana - Southern Indiana Gas and Electric Company (SIGECO), a wholly-owned subsidiary of Vectren Corporation (NYSE: VVC), the U.S. Department of Justice (DOJ), and the U.S. Environmental Protection Agency (EPA) announced a proposed agreement that would lead to further improvements in air quality and resolve the government's pending Clean Air Act claims against SIGECO. This agreement was embodied in a consent decree lodged today in U.S. District Court in Indiana. SIGECO anticipates that the Court will enter the consent decree after the mandatory public comment period.

The proposed agreement would resolve a lawsuit filed by the EPA and DOJ in November of 1999 alleging violations of the new source review provisions of the Clean Air Act at SIGECO's Culley Generating Station in Yankeetown, Ind. Under the terms of the proposed agreement, DOJ and EPA have agreed to drop all challenges of past maintenance and repair activities at the Culley coal-fired units. In reaching the proposed agreement, SIGECO did not admit to any allegations alleged in the government's complaint and SIGECO continues to believe that it acted in accordance with applicable regulations and conducted only routine maintenance on the units. SIGECO has entered into this proposed agreement to further its continued commitment to improve air quality and avoid the cost and uncertainties of litigation. During the course of the litigation, the government dropped 23 of the original 27 claims. This proposed agreement would resolve the remaining four claims.

"Our generation facilities operate under strict environmental rules and regulations," said Vectren Chairman, President and CEO Niel C. Ellerbrook. "This proposed resolution will enable us to focus upon further investment in environmental improvements at our electric generation operations rather than protracted litigation."

Under the proposed agreement, SIGECO has committed to:

     o either repower Culley Unit 1 (50 MW) with natural gas, which would significantly reduce air emissions from this unit, and equip it with selective catalytic reduction control technology for further reduction of nitrogen oxides, or cease operation of the unit by December of 2006;

     o operate the existing selective catalytic reduction control technology recently installed on Culley Unit 3 (287 MW) year round at a lower emission rate than that currently required under the NOx SIP Call, resulting in further nitrogen oxide reductions;

     o enhance the efficiency of the existing scrubber at Culley Units 2 and 3 for additional removal of sulphur dioxide emissions;

     o install a baghouse for further particulate matter reductions at Culley Unit 3 by June of 2007;

     o conduct a Sulphuric Acid Reduction Demonstration Project as an environmental mitigation project designed to demonstrate an advance in pollution control technology for the reduction of sulfate emissions; and

     o    pay a $600,000 civil penalty.

Vectren anticipates that the proposed settlement would result in total capital expenditures through 2007 in a range of between $16 Million and $28 Million. The lower level of capital expenditures would occur if SIGECO elects to not repower Culley Unit 1. Other than the $600,000 civil penalty, SIGECO expects that these capital expenditures and related operation expenses are properly recoverable through rates. SIGECO believes that the expenditures for pollution control equipment provided under this proposed agreement would enable SIGECO to effectively and affordably meet future environmental requirements at the Culley units. Further, the expenditures would position the Culley units for continued operation under ever more stringent pollution control requirements that SIGECO expects in the next few years, and enhance the units' continued ability to burn regional and cost-effective high sulphur coal.

Safe Harbor for Forward Looking Statements

This document includes certain information which is "forward looking information" as defined by the Private Securities Litigation Reform Act of 1995. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this document. This information, by its nature, involves estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ substantially from those expressed. The business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond the ability to control. Vectren has identified a number of these factors in our filings with the SEC, including its most recent Form 10-K filed with the Securities and Exchange Commission on March 17, 2003.

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the surrounding region. These include energy marketing; coal mining; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.

CONTACTS: Steve Schein, Vice President -Investor Relations, 812-491-4209,
           sschein@vectren.com
          Mike Roeder, Director - Director - Corporate Communications,
           812-491-4143, mroeder@vectren.com